EXHIBIT 10.1

THIS EXHIBIT HAS BEEN REDACTED AND IS THE A SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST. REDACTED MATERIAL IS MARKED WITH “*” AND BRACKETS AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

SETTLEMENT AND LICENSE AGREEMENT

     This Settlement and License Agreement (the “Agreement”) is entered into as of the Effective Date defined below in paragraph 1.2, by (i) ENZO LIFE SCIENCES, INC. (“LIFE SCIENCES”) and ENZO BIOCHEM, INC. (“BIOCHEM” and referred to collectively herein, with LIFE SCIENCES, as “ENZO”), and (ii) DIGENE CORPORATION (“DIGENE”).

     WHEREAS, LIFE SCIENCES is the owner of all rights in and to United States Patent No. 6,221,581 (hereinafter the “‘581 patent”);

     WHEREAS, LIFE SCIENCES is a wholly owned subsidiary corporation of BIOCHEM;

     WHEREAS, ENZO and DIGENE are currently engaged in litigation involving the ‘581 patent in the United States District Court for the District of Delaware, in a case entitled Enzo Life Sciences v. Digene Corp., Civil Action No. 02-212-JJF (the “Litigation”);

     WHEREAS, LIFE SCIENCES filed a complaint in the Litigation alleging that DIGENE has willfully infringed the ‘581 patent by making, selling and/or using certain products, as identified in the complaint and the Litigation;

     WHEREAS, DIGENE filed an answer and counterclaims in the Litigation alleging that it does not infringe the ‘581 patent, and further, that the ‘581 patent is invalid and unenforceable;

     WHEREAS, DIGENE filed counterclaims against BIOCHEM in the Litigation alleging damages from various alleged business torts;

     WHEREAS, BIOCHEM filed an answer to DIGENE’s counterclaims in the Litigation denying any liability for the business torts alleged by DIGENE;

     WHEREAS, ENZO and DIGENE desire to fully and finally settle and resolve the Litigation and all claims, counterclaims, and defenses asserted therein and all issues involved therein, without resort to further litigation, and in accordance with the provisions of this Agreement; and

     WHEREAS, DIGENE desires to acquire from ENZO a license under the Licensed Patents, as defined herein below, and clearance under ENZO’s patent portfolio, as set forth herein and subject to the limitations herein, to make, have made, use, sell, offer to sell and import Licensed Products, as defined hereinbelow;

     NOW, THEREFORE, in consideration of the premises and promises contained herein, ENZO and DIGENE (each a “Party” and collectively, the “Parties”) agree as follows:

THIS EXHIBIT HAS BEEN REDACTED AND IS THE A SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST. REDACTED MATERIAL IS MARKED WITH “*” AND BRACKETS AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

Article I: DEFINITIONS

1.1 “Affiliate” of a Party means any corporation, company, firm, partnership or other entity that directly or indirectly controls, is controlled by or is under common control with the Party in question. For purposes of this definition, “control” shall mean the ownership, directly or indirectly, of fifty percent (50%) or more of the issued share capital or shares of stock entitled to vote for the election of directors, in the case of a corporation, or fifty percent (50%) or more of the equity interests in the case of any other entity, or the legal power to direct or cause the direction of the general management and policies of the entity in question.

1.2 “Effective Date” of this Agreement shall be as of September 30, 2004 and upon receipt of the First Payment recited in paragraph 3.1 of this Agreement.

1.3 “Licensed Patents” means U.S. Patent No. 6,221,581 and any and all U.S. patents that claim priority to any patent application to which the ‘581 patent claims the benefit of priority, and any foreign (non-U.S.) counterparts of any of the foregoing U.S. patents.

1.4 “Licensed Products” means all products, including test kits, as well as systems, reagents, accessories, consumables, devices and instruments intended for use with same, their methods or means of making, and their methods or means of use embraced by at least one claim of the Licensed Patents. Licensed Products include all products that absent the license granted herein would infringe (or the use of which would infringe) any claim of the ‘581 patent. Explicitly included as Licensed Products are the DIGENE Hybrid Capture 1, Hybrid Capture 2, Hybrid Capture 3 and SHARP products identified in Exhibit 1 hereto. DIGENE warrants that the trade name “HYBRID CAPTURE” is a registered trademark of DIGENE, and the Parties agree that (a) the use of that trade name in conjunction with the making, having made, using, selling, offering for sale and/or importation of any product shall not be deemed an admission by DIGENE that such products are Licensed Products and/or share any one or more of the attributes of Licensed Products; and (b) the products listed on Exhibit 1 to this Agreement as of the Effective Date are the only products offered for sale or sold by DIGENE or its Affiliates as of the Effective Date that are required to be identified as Licensed Products under this Agreement. The term “Licensed Products” shall prospectively include any Future Licensed Products, as that term is used and defined hereinunder.

1.5 “Licensed Territory” means the entire world.

1.6 “Net Sales” means the greater of (1) the gross amount invoiced by DIGENE and its Affiliates for the sale, transfer, use or other disposition of test kits referenced in paragraph 1.4 above or (2) ninety-three percent (93%) of the gross amount invoiced by DIGENE and its Affiliates for the sale, transfer, use or other disposition of all Licensed Products , less for both (1) or (2), respectively: (a) usual and customary trade discounts actually taken for the test kits or all Licensed Products, respectively; (b) forwarding expenses, freight, taxes, fees, duties, postage and other similar items routinely actually paid and invoiced by DIGENE or its Affiliates for the test kits or all Licensed Products, respectively; and (c) credits actually given for the test kits or all

THIS EXHIBIT HAS BEEN REDACTED AND IS THE A SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST. REDACTED MATERIAL IS MARKED WITH “*” AND BRACKETS AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

Licensed Products, respectively. Net Sales shall be calculated on the price from DIGENE or its Affiliates to distributors, agents and customers, and not on sales between or among DIGENE and its Affiliates.. The ninety-three percent (93%) calculation shall be made on an annual basis and DIGENE shall make the necessary payments, if any, with the fourth quarter Running Royalties payments as provided in paragraph 3.7.

1.7 “Bankruptcy Event” means the Party in question becomes insolvent, or voluntarily or involuntary proceedings by or against such Party are instituted in bankruptcy or under any insolvency law, or a receiver or custodian is appointed for such Party, or proceedings are instituted by or against such Party for corporate reorganization or the dissolution of such Party, which proceedings, if involuntary, shall not have been dismissed within sixty (60) days after the date of filing, or such Party makes an assignment for the benefit of its creditors, or substantially all of the assets of such Party are seized or attached and not released within sixty (60) days thereafter.

1.8 “Future Licensed Products” means any Licensed Product not covered by Exhibit 1 which, as of the Effective Date of this Agreement, is not commercially made, used, sold, offered for sale or imported by DIGENE.

1.9 “Joint Stipulation and Order of Dismissal with Prejudice” means the stipulation of dismissal of the Litigation, with prejudice, including all claims, counterclaims and defenses asserted therein as between BIOCHEM, LIFE SCIENCES and DIGENE, attached hereto as Exhibit 2 and incorporated herein by reference.

Article II: LICENSE GRANT

2.1 License Grant: ENZO hereby grants DIGENE an irrevocable, non-exclusive, royalty-bearing license under the Licensed Patents to make, have made, use, sell, offer to sell or import Licensed Products in the Licensed Territory.

Article III: PAYMENTS, ROYALTIES AND DISMISSAL OF THE LITIGATION

3.1 First Payment. As consideration for the execution of this Agreement and the Joint Stipulation and Order of Dismissal with Prejudice, on the date of execution of this Agreement DIGENE shall pay LIFE SCIENCES, on behalf of ENZO and in full satisfaction of the payment owed to ENZO under this paragraph 3.1, a First Payment of U.S. $16,000,000.00 ( sixteen million U.S. dollars) by wire transfer to the following bank account for LIFE SCIENCES: CITIBANK Account No. 020-047478 and ABA Routing No. 21000089. Of the foregoing amount, DIGENE may credit U.S. $2,000,000.00 (two million U.S. dollars) against any payments due to ENZO for either the Running Royalties or the first Additional Guaranteed Payment under paragraph 3.3 of this Agreement until such credit is fully applied. Upon filing of the Joint Stipulation and Order of Dismissal with Prejudice, this First Payment by DIGENE to ENZO shall be irrevocable.

THIS EXHIBIT HAS BEEN REDACTED AND IS THE A SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST. REDACTED MATERIAL IS MARKED WITH “*” AND BRACKETS AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

3.2 Dismissal of the Litigation. Upon execution of this Agreement, ENZO and DIGENE shall cause their attorneys to file the Joint Stipulation and Order of Dismissal with Prejudice, in identical form as Exhibit 2 attached hereto, and incorporated herein by reference, which shall be executed and filed with the Court in the Litigation within three (3) days after payment of the First Payment stated in paragraph 3.1 of this Agreement.

3.3 Additional Guaranteed Payments. As further consideration for the execution of this Agreement and the Joint Stipulation and Order of Dismissal with Prejudice, DIGENE shall pay LIFE SCIENCES, on behalf of ENZO, and in full satisfaction of the payments owed to ENZO under this paragraph 3.3, five Additional Guaranteed Payments, the first in the amount of U.S. $2,500,000.00 (two million five hundred thousand U.S. dollars), and the remaining four each in the amount of U.S. $3,500,000.00 (three million five hundred thousand U.S. dollars) for the annual periods ending September 30, 2005, 2006, 2007, 2008 and 2009. DIGENE shall pay these five Additional Guaranteed Payments as of September 30 of each of 2005, 2006, 2007, 2008 and 2009 (with payment to be made by November 14 of each such year), less a credit in the amount of Running Royalties due and actually paid to LIFE SCIENCES pursuant to paragraph 3.4 of this Agreement for the preceding one-year period (i.e., October 1, 2004 to September 30, 2005 for the first annual period and, for each of the four subsequent annual periods, October 1 of the preceding year to September 30, 2006, 2007, 2008 and 2009 ) with respect to which such Additional Guaranteed Payment is being made and, solely in the case of the first Additional Guaranteed Payment due by September 30, 2005, also less the remaining credit, if any, of the U.S. $2,000,000.00 (two million U.S. dollars) credit described in paragraph 3.1 of this Agreement. The application of the foregoing credits (other than the credit specified in paragraph 3.1 of this Agreement) and the actual payment of the Additional Guaranteed Payments shall be carried out in accordance with the provisions of paragraph 3.7 of this Agreement, i.e., the amount, if any, necessary to equal an Additional Guaranteed Payment will be made with the payment of Running Royalties for the fourth quarter of each of the five annual periods. The credit set forth in paragraph 3.1 may be taken by DIGENE as a pre-payment of Running Royalties over the course of the first annual period running from October 1, 2004 to September 30, 2005, until such U.S. $2,000,000.00 credit has been fully taken, with the understanding that any such pre-payment credits taken by DIGENE against Running Royalties due in that first annual period shall reduce (by the same amount as the credit so taken) the amount of credit that DIGENE may take against the first Additional Guaranteed Payment due as of September 30, 2005. DIGENE shall provide ENZO with a report indicating the portion of the credit taken with each Running Royalties report provided in such first annual period pursuant to paragraph 7.1 of this Agreement. The Additional Guaranteed Payments are each guaranteed and irrevocable. In the event that DIGENE becomes subject to a Bankruptcy Event, LIFE SCIENCES may declare the entire unpaid balance of the Additional Guaranteed Payments immediately due and payable by providing DIGENE with written notice of same. Moreover, DIGENE shall be obligated to pay the full amount of all such unpaid Additional Guaranteed Payments under the schedule set forth in this paragraph, notwithstanding any prior termination of this Agreement for any reason, and DIGENE’s obligation to pay same on that schedule shall survive any such termination of the entire Agreement or any part thereof.

THIS EXHIBIT HAS BEEN REDACTED AND IS THE A SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST. REDACTED MATERIAL IS MARKED WITH “*” AND BRACKETS AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

3.4 Running Royalties: In consideration for the license and rights granted it by ENZO in Article II of this Agreement, DIGENE shall pay LIFE SCIENCES, on behalf of ENZO and in full satisfaction of the payments owed to ENZO under this paragraph 3.4, running royalties on Net Sales in the Licensed Territory (the “Running Royalties”) based on the following Net Sales levels at the stated rates for each annual period, with the first annual period starting on October 1, 2004:

The first $100 million	*	*%
The next $50 million	*	*%
The next $100 million	*	*%
All in excess of $250 million	*	*%

** The information omitted is confidential and has been filed separately with the commission pursuant to Rule 24b-2.

In the event the provisions of paragraph 3.6 apply during the term of this Agreement, the Running Royalties will be calculated based upon the Adjusted Royalty Rate rather than the rates set forth above.

3.5 All Running Royalties paid by DIGENE for Licensed Products under this Agreement, and DIGENE’s obligation to pay them, shall be irrevocable, subject only to the following sentences of this paragraph. DIGENE’s obligation to pay Running Royalties for Licensed Products shall extend through and until April 24, 2018, and shall only be relieved prior to that date if all of the claims of the Licensed Patents are determined to be invalid or unenforceable in a final judgment from which no appeal has been or can be taken, provided that neither DIGENE nor any of its Affiliates was involved in any respect with any proceeding that resulted in such an unenforceability of invalidity finding, except as required by Court order or otherwise required by law. However, even if all of the claims of the Licensed Patents are determined to be invalid and/or unenforceable in a final judgment from which no appeal has been or can be taken, DIGENE’s obligations and duties to pay the First Payment and the Additional Guaranteed Payments shall survive such a determination, and DIGENE’s obligations and duties to pay Running Royalties incurred up to the date of that determination shall likewise survive that determination.

3.6 DIGENE shall be deemed a most favored licensee with respect to the Licensed Patents, with its most favored treatment being limited to the following provisions of this paragraph: if ENZO as of or after the Effective Date enters into a license for one or more of the Licensed Patents with a third party other than DIGENE, at an effective royalty rate (taking into account all consideration received for the rights granted) that is less than the effective Running Royalty rate paid and/or owed by DIGENE under this Agreement at such time, DIGENE shall be entitled to a reduction in the effective rate of its Running Royalties to a rate not to exceed any such other licenses (the “Adjusted Royalty Rate”). In such instances, DIGENE shall be entitled to a credit against any future Running Royalties in the amount of any such Running Royalties already paid by DIGENE on sales occurring after the date ENZO entered into such license with a third party

THIS EXHIBIT HAS BEEN REDACTED AND IS THE A SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST. REDACTED MATERIAL IS MARKED WITH “*” AND BRACKETS AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

other than DIGENE at the Running Royalty rates set forth in paragraph 3.4, less the amount that would have been due ENZO in such periods for sales in accordance with the Adjusted Royalty Rate; provided, however, that nothing in this paragraph 3.6 or any other part of this Agreement shall impact in any way the obligations and duties of DIGENE to pay the entire amounts of the First Payment and the Additional Guaranteed Payments specified in paragraphs 3.1 and 3.3 above.

3.7 Payment of Running Royalties and Additional Guaranteed Payments. DIGENE shall pay the Running Royalties, at the rates set forth in paragraph 3.4 or at the Adjusted Royalty Rate described in paragraph 3.6, as the case may be, on a quarterly basis in accordance with the provisions of paragraph 7.1 of this Agreement. In each twelve month period beginning October 1, 2004 and ending as of September 30, 2009 for which an Annual Guaranteed Payment is due, DIGENE shall credit the Running Royalties paid for each of the four quarters in such annual period against the Annual Guaranteed Payment due as of September 30 for such annual period. DIGENE will make the payment, if any, necessary to make the amount of such Running Royalties equal the Annual Guaranteed Payment for such annual period on the date when the fourth quarter Running Royalties are paid for such annual period, which date shall be within 45 days after the end of such fourth quarter as described in paragraph 7.1. In the event that the Running Royalties in any of the five, twelve month periods beginning on October 1, 2004 and ending on September 30, 2009 exceeds the Additional Guaranteed Payment due on September 30 of any of the years falling within that time, the Parties agree that DIGENE is not entitled to a refund of the difference between the Running Royalties for that annual period and the Additional Guaranteed Payment for that annual period, which difference shall instead by kept by LIFE SCIENCES.

3.8 In the event that DIGENE intends in the future to sell or offer for sale any product that DIGENE contends is a Future Licensed Product, DIGENE shall, within no less than thirty (30) days prior to the first such sale or offer for sale of such Future Licensed Product, provide ENZO with notice in writing of such intent. Such Future Licensed Product shall thereafter be included as a Licensed Product under this Agreement, and shall thereafter be subject to all other provisions and limitations of this Agreement, including, without limitation, application of the Running Royalties at the applicable rates as set forth herein to the sales of such Future Licensed Product. Any dispute over whether a given product is a Future Licensed Product shall be resolved in accordance with the provisions of paragraph 12.2 of this Agreement.

Article IV: WARRANTIES, COVENANTS AND LITIGATION RELEASES

4.1 (a) With regard to the Licensed Products listed on Exhibit 1 of this Agreement, during the term of this Agreement: (1) ENZO covenants that it will not assert any claims against or sue DIGENE (or its Affiliates, contract manufacturers, distributors or customers) with respect to any past matter (i.e., one occurring prior to the Effective Date of this Agreement) relating to those Exhibit 1 Licensed Products, and (2) ENZO covenants that it will not assert any claims against or sue DIGENE (or its Affiliates, contract manufacturers, distributors or customers) for infringement of any patent owned or controlled by ENZO on account of the manufacture (by

THIS EXHIBIT HAS BEEN REDACTED AND IS THE A SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST. REDACTED MATERIAL IS MARKED WITH “*” AND BRACKETS AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

DIGENE, its Affiliates or its contract manufacturers), use, sale, offer for sale, or importation of any such Licensed Product listed on Exhibit 1; (b) With regard to any Licensed Product not listed on Exhibit 1 of this Agreement (including any Future Licensed Product), during the term of this Agreement, and solely with regard to the Licensed Patents identified herein, ENZO covenants that it will not assert any claims against or sue DIGENE (or its Affiliates, contract manufacturers, distributors or customers) for infringement of the Licensed Patents on account of the manufacture (by DIGENE, its Affiliates or its contract manufacturers), use, sale, offer for sale, or importation of any such Licensed Products that are not listed on Exhibit 1; (c) During the term of this Agreement, solely with regard to any Licensed Product not listed on Exhibit 1 of this Agreement that is covered by one or more of the same claims, either literally or under the doctrine of equivalents, in any existing (as of the Effective Date) ENZO patent or existing (as of the Effective Date) patent application (or one or more of the same claims in any ENZO patents or applications claiming priority from any such existing patents or existing patent applications) that also cover Licensed Products listed on Exhibit 1, ENZO covenants that it will not assert any claims against or sue DIGENE (or its Affiliates, contract manufacturers, distributors or customers) for patent infringement solely with regard to the foregoing same claims in any existing (as of the Effective Date) ENZO patent or existing (as of the Effective Date) patent application issuing as a patent (or with regard to the foregoing same claims in any ENZO patents claiming priority from any such existing patents or existing patent applications), on account of the manufacture (by DIGENE, its Affiliates or its contract manufacturers), use, sale, offer for sale, or importation of any such Licensed Products not listed on Exhibit 1; (d) During the term of this Agreement, DIGENE covenants that it will not, and its Affiliates will not, initiate or conduct on its own, or assist or participate (except as required by Court order or otherwise required by law) with any third party in initiating, conducting or defending, any court or administrative proceeding relating to the Licensed Patents; and (e) each of the foregoing covenants in this paragraph 4.1 shall survive the expiration on April 24, 2018 or earlier termination of this Agreement pursuant to paragraph 6.1 hereof. DIGENE shall not be obligated to assist ENZO in any such actions taken against any third parties for infringement of the Licensed Patents or taken by third parties against any of the Licensed Patents;

4.2 Upon LIFE SCIENCES’ receipt, on behalf of ENZO, of the First Payment required by paragraph 3.1 of this Agreement, (i) ENZO (and its past, present and future subsidiaries, parents, officers, directors, legal representatives, shareholders, predecessors, successors, heirs, Affiliates, assigns, agents, attorneys, representatives and employees) shall release DIGENE (and its contract manufacturers, distributors and customers) and all of DIGENE’s past, present and future subsidiaries, parents, officers, directors, legal representatives, shareholders, predecessors, successors, heirs, Affiliates, assigns, agents, attorneys, representatives and employees from all past claims against such released parties for all claims asserted or that could have been asserted with respect to the Licensed Products listed on Exhibit 1, including all claims that the Licensed Products listed on Exhibit 1 infringe the Licensed Patents or any other patents owned or controlled by ENZO, and (ii) DIGENE shall release ENZO and all of ENZO’s past, present and future subsidiaries, parents, officers, directors, legal representatives, shareholders, predecessors, successors, heirs, Affiliates, assigns, agents, attorneys, representatives and

THIS EXHIBIT HAS BEEN REDACTED AND IS THE A SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST. REDACTED MATERIAL IS MARKED WITH “*” AND BRACKETS AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

employees from all claims asserted or that could have been asserted in the Litigation, and from all claims arising from the assertion of the ‘581 patent and any other patent owned or controlled by ENZO against DIGENE with respect to Licensed Products listed on Exhibit 1.

4.3 ENZO represents and warrants to DIGENE as follows:

(a) ENZO has the full and unencumbered right, power and authority to enter into this Agreement, ENZO has the full and unencumbered right to grant the license rights granted by ENZO to DIGENE hereunder, and otherwise to carry out its obligations hereunder and that, upon execution, this Agreement shall constitute a legal, valid and binding agreement of ENZO, enforceable in accordance with its terms.

(b) ENZO owns all right, title, and interest in and to the Licensed Patents free of any claims of third parties. No third party has made any claim of ownership of, or interest in, the Licensed Patents and no basis for such a claim is known to ENZO.

(c) ENZO is the only person with the power to enforce the Licensed Patents.

(d) ENZO has not licensed or granted to any third party, and shall not license or grant to any third party during the term of this Agreement, any rights in or to the Licensed Patents that are inconsistent with any rights granted by ENZO to DIGENE hereunder. If ENZO licenses or grants rights under the Licensed Patents to any other party, ENZO will provide DIGENE with written notice identifying the name of the party licensed. DIGENE shall be permitted to review any such license under appropriate confidentiality terms, to enable it to ensure compliance with the provisions of this Agreement, including but not limited to the requirements of paragraph 3.6.

(e) ENZO has not received any written notice or claim, and is not otherwise aware that any Licensed Product infringes or misappropriates the proprietary rights of any third party.

(f) There is no action or proceeding pending or, in so far as ENZO knows, threatened against ENZO before any court, administrative agency or other tribunal which could impact upon ENZO’s right, power and authority to enter into this

THIS EXHIBIT HAS BEEN REDACTED AND IS THE A SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST. REDACTED MATERIAL IS MARKED WITH “*” AND BRACKETS AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

Agreement, to grant the license rights granted by ENZO to DIGENE hereunder, or to otherwise carry out its obligations hereunder.

(g) In the event that ENZO has knowledge or is informed by DIGENE or a third party that any person is or may be infringing the Licensed Patents, ENZO shall use its best efforts to cause such person to cease and desist from any and all infringing activities, including without limitation filing suit for patent infringement (including contributory infringement or inducement to infringe) against such person at ENZO’s sole cost and expense. In the event that ENZO does not promptly take such action, ENZO hereby assigns to DIGENE the right to take such action at DIGENE’s sole cost and expense, with DIGENE retaining any and all recovery including but not limited to any and all monetary damages, costs and attorneys’ fees recovered. Nothing contained herein shall obligate DIGENE to take such action.

4.4 DIGENE represents and warrants to ENZO as follows:

(a) DIGENE has the full and unencumbered right, power and authority to enter into this Agreement and otherwise to carry out its obligations hereunder and that, upon execution, this Agreement shall constitute a legal, valid and binding agreement of DIGENE, enforceable in accordance with its terms.

(b) There is no action or proceeding pending or, in so far as DIGENE knows, threatened against DIGENE before any court, administrative agency or other tribunal which could impact upon DIGENE’s right, power and authority to enter into this Agreement or to otherwise carry out its obligations hereunder.

(c) DIGENE shall not bind or purport to bind ENZO to any affirmation, representation or warranty with respect to the Licensed Patents or the Licensed Products to any third party.

4.6 EXCEPT FOR THE EXPRESS WARRANTIES CONTAINED IN THIS AGREEMENT, THE LICENSED PATENTS ARE LICENSED TO DIGENE “AS IS.” NEITHER ENZO NOR DIGENE MAKES ANY OTHER WARRANTIES OR REPRESENTATIONS, EXPRESS OR IMPLIED, IN FACT OR IN LAW, CONCERNING THE LICENSED PATENTS OR ANY OTHER MATTER COVERED BY THIS AGREEMENT, INCLUDING, WITHOUT LIMITATION, ANY WARRANTIES OF TITLE, NON-INFRINGEMENT, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, AND INCLUDING, WITHOUT LIMITATION, ANY WARRANTIES ARISING BY STATUTE OR OTHERWISE AT LAW OR FROM A COURSE OF DEALING, USAGE OR TRADE.

THIS EXHIBIT HAS BEEN REDACTED AND IS THE A SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST. REDACTED MATERIAL IS MARKED WITH “*” AND BRACKETS AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

4.7 EXCEPT FOR THE INDEMNIFICATION OBLIGATIONS OF DIGENE UNDER ARTICLE V, NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY HERETO FOR ANY CONSEQUENTIAL, INCIDENTAL, INDIRECT, SPECIAL, PUNITIVE OR EXEMPLARY DAMAGES (INCLUDING LOST PROFITS, LOST SAVINGS AND PRICE EROSION) SUFFERED OR INCURRED BY SUCH OTHER PARTY IN CONNECTION WITH THE LICENSED PATENTS, THE LICENSED PRODUCTS, OR ANY OTHER MATTER COVERED BY THIS AGREEMENT, EVEN IF SUCH OTHER PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

4.8 NO IMPLIED OR EXPRESS LICENSE IS BEING GRANTED TO DIGENE (OR ITS AFFILIATES, CONTRACT MANUFACTURERS, DISTRIBUTORS OR CUSTOMERS) UNDER THIS AGREEMENT UNDER ANY ENZO PATENT OTHER THAN AS PROVIDED FOR IN THIS AGREEMENT, INCLUDING, BUT NOT LIMITED TO, PARAGRAPHS 2.1 AND 4.1, SUBJECT TO ALL OF THE LIMITATIONS OF THIS AGREEMENT, AND NO IMPLIED OR EXPRESS COVENANT NOT TO SUE IS BEING GRANTED TO DIGENE (OR ITS AFFILIATES, CONTRACT MANUFACTURERS, DISTRIBUTORS OR CUSTOMERS) FOR ANY ENZO PATENT UNDER THIS AGREEMENT EXCEPT FOR THE EXPRESS COVENANT NOT TO SUE DIGENE (OR ITS AFFILIATES, CONTRACT MANUFACTURERS, DISTRIBUTORS OR CUSTOMERS) WITH RESPECT TO THE LICENSED PRODUCTS LISTED ON EXHIBIT 1 UNDER ANY ENZO PATENT, INCLUDING THE LICENSED PATENTS, AND THE EXPRESS COVENANT NOT TO SUE DIGENE (OR ITS AFFILIATES, CONTRACT MANUFACTURERS, DISTRIBUTORS OR CUSTOMERS) WITH RESPECT TO ANY LICENSED PRODUCT (INCLUDING THOSE NOT LISTED ON EXHIBIT 1) UNDER THE LICENSED PATENTS, BOTH SUBJECT TO ALL OF THE LIMITATIONS OF THIS AGREEMENT.

4.9 THE PARTIES HERETO ACKNOWLEDGE AND AGREE THAT THE FOREGOING DISCLAIMERS AND LIMITATIONS OF LIABILITY REPRESENT BARGAINED FOR ALLOCATIONS OF RISK, AND THAT THE ECONOMICS, TERMS AND CONDITIONS OF THIS AGREEMENT REFLECT SUCH ALLOCATIONS.

Article V: INDEMNIFICATION

5.1 DIGENE hereby fully indemnifies ENZO and all of its past, present and future Affiliates, subsidiaries, parents, officers, directors, legal representatives, shareholders, predecessors, successors, heirs, assigns, agents, attorneys, representatives and employees (collectively, “ENZO Indemnitees”) from any past, present or future action or claim for damages of any sort against any of them, that stems from or relates in any way to DIGENE’s or any of its Affiliates’ sale or other disposition of any Licensed Product. In the event that any such action or claim is brought against any of the ENZO Indemnitees, DIGENE shall assume control of such action or claim and

THIS EXHIBIT HAS BEEN REDACTED AND IS THE A SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST. REDACTED MATERIAL IS MARKED WITH “*” AND BRACKETS AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

agrees to fully defend any of them against that action or claim, including, but not limited to, paying for all attorneys’ fees (of the attorneys of DIGENE’s choosing, after consultation with ENZO) and costs necessary to fully defend that action or claim and fully satisfying any monetary award entered against any of them relating to that action or claim. No ENZO Indemnitee shall be entitled to settle or defend any such action or claim. DIGENE is not obligated to indemnify the ENZO Indemnitees except as expressly provided for in this paragraph.

5.2 If any action, claim, suit, proceeding or investigation arises as to which a right of indemnification provided in this Article V applies, the ENZO Indemnitee in question shall promptly notify DIGENE thereof in writing, and allow DIGENE, its insurers and any other entity that DIGENE reasonably deems necessary or appropriate under the circumstances to assume direction and control of the defense against such action, claim, suit, proceeding or investigation, at DIGENE’s sole expense, including the settlement thereof at the sole option of DIGENE or its insurers. Failure by the ENZO Indemnitee to so notify DIGENE within a reasonable period of time shall relieve DIGENE from the obligation to indemnify the ENZO Indemnitee only to the extent that DIGENE suffers actual prejudice as a result of such failure. Each ENZO Indemnitee shall fully cooperate with DIGENE and its insurer in the disposition of any such action, claim, suit, proceeding or investigation with regard to all reasonable requests for such cooperation.

5.3 DIGENE and ENZO agree to negotiate in good faith a potential agreement to add ENZO as an additional insured on DIGENE’s product liability insurance policy.

Article VI: TERM AND TERMINATION

6.1 The term of this Agreement shall begin as of the Effective Date and extend through and until the earlier of April 24, 2018 or the date by which all of the claims of the Licensed Patents are determined to be invalid or unenforceable in a final judgment from which no appeal has been or can be taken, provided that neither DIGENE nor any of its Affiliates was involved in any respect with any proceeding that resulted in such an unenforceability of invalidity finding, except as required by Court order or otherwise required by law. DIGENE shall be obligated to pay the Additional Guaranteed Payments set forth in paragraph 3.3 of this Agreement, notwithstanding any prior termination of this Agreement.

6.2 This Agreement is irrevocable with respect to the duties, obligations and rights of each Party as to the Licensed Products, with the express understanding that (except as set forth in paragraph 4.1 of this Agreement) nothing in this Agreement, including the irrevocability provisions of this paragraph, shall preclude ENZO from asserting against DIGENE in the future a patent that is not a Licensed Patent with regard to a Licensed Product that is not listed on Exhibit 1 of this Agreement.

Article VII: RECORD KEEPING, PAYMENT AND REPORTS

7.1 DIGENE shall within forty-five (45) days after the end of each calendar quarter, time being of the essence, send to ENZO a written statement, certified by DIGENE, showing for such

THIS EXHIBIT HAS BEEN REDACTED AND IS THE A SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST. REDACTED MATERIAL IS MARKED WITH “*” AND BRACKETS AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

calendar quarter the Net Sales and quantities of Licensed Products sold during the quarter and the calculation of and amount of Running Royalties due. Such statements shall be accompanied by a payment of the total amount of Running Royalties due, subject to the provisions of Article III of this Agreement. Payment shall be made by wire transfer to an account designated by ENZO in advance of the payment. Any late payment shall accrue interest at the lower of one and one-half percent (1.5%) per month or the highest rate permitted by law. If no Running Royalties are due, DIGENE shall nevertheless render a statement to reflect such fact, along with a detailed written explanation of why it contends that no Running Royalties are due.

7.2 Receipt or acceptance by ENZO of any report furnished pursuant to this Agreement or any sums paid hereunder, shall not preclude ENZO from questioning the correctness thereof at a later date, subject to the time limitations set forth below in paragraph 7.4.

7.3 DIGENE shall maintain, and cause to be maintained by its Affiliates, complete and accurate books and records with respect to Net Sales and all Running Royalties paid or payable by DIGENE under this Agreement, along with such other reconciliation and other information as may be necessary or desirable to calculate or verify all Net Sales and the consideration paid or payable by DIGENE under this Agreement. DIGENE and such Affiliates shall maintain such books and records in accordance with generally accepted accounting principles consistently applied and for a period of three (3) years after the submission of each report required to be submitted by DIGENE to ENZO under this Agreement; provided, however, that if there is a good faith dispute between the Parties continuing at the end of any such three (3) year period with respect to such books or records, then the time period hereunder to maintain such books and records under dispute shall be extended until such time as the dispute is finally resolved.

7.4 ENZO shall have the right, through an independent accountant selected by it and acceptable to and approved by DIGENE (which approval shall not be unreasonably withheld or delayed), to have access to the relevant books and records of DIGENE and its Affiliates during reasonable business hours, subject to the records maintenance requirements set forth in paragraph 7.3, on thirty (30) days prior written notice, for the purpose of verifying, inspecting or auditing, at the sole expense of ENZO (except as provided for in paragraph 7.5 below), the Net Sales and the Running Royalties provided for pursuant to this Agreement for any of the preceding two (2) years, but this right may not be exercised more than once in any calendar year, and once exercised with respect to any period, the books and records for such period cannot be reviewed again except upon written request made by ENZO to DIGENE setting forth a reasonable business basis for requiring such a subsequent review, as to which request DIGENE shall not unreasonably withhold its consent. Said independent representatives shall solicit or receive only information relating to or necessary or desirable to verify or audit the accuracy of the information reported and the payments made or due under this Agreement. DIGENE shall be entitled to withhold approval of an accountant which ENZO nominates unless the accountant agrees to sign a confidentiality agreement with DIGENE which shall obligate such accountant to hold the information he or she receives from DIGENE in confidence, except for disclosure to ENZO of information necessary to establish the accuracy of the reports and amounts paid or

THIS EXHIBIT HAS BEEN REDACTED AND IS THE A SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST. REDACTED MATERIAL IS MARKED WITH “*” AND BRACKETS AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

payable to ENZO. Such audit rights shall survive for three (3) years after the expiration or termination of this Agreement.

7.5 Any underpayment determined pursuant to paragraph 7.4 above shall be paid within thirty (30) days after the delivery of a detailed written accountants’ report to DIGENE and ENZO if neither DIGENE nor ENZO disputes the report. If the Parties cannot agree with the accountants’ report following a good faith attempt to reach such agreement within thirty (30) days, then any such disputed matter shall be submitted to and determined by an independent accounting firm acceptable to the Parties, which determination shall be final and binding, absent manifest error. The fees and expenses of any such independent accounting firm incurred in resolving such disputed matter shall be shared equally by DIGENE and ENZO. In the event of any such underpayment by seven percent (7%) or more, DIGENE shall also at the same time reimburse ENZO for the out-of-pocket costs of the verification, inspection or audit conducted, plus interest at the lower of one and one-half percent (1.5%) per month or the highest rate permitted by law. Any overpayment shall be credited to the next payment due from DIGENE. If no further payments from DIGENE will be due then a refund of any such overpayment will be made within thirty (30) days after the delivery of a detailed written accountants’ report to DIGENE and ENZO.

7.6 The provisions of this Article VII shall survive the expiration or sooner termination of this Agreement.

Article VIII: NOTICES

8.1 All notices or other communications required or permitted hereunder shall be in writing and shall be delivered personally, by facsimile, with delivery confirmed electronically, or sent by certified, registered or express air mail, postage prepaid, or by reputable overnight courier, and shall be deemed given when so delivered personally, or by facsimile, or by overnight courier, or if mailed, three days after the date of mailing, to the address of the Party set forth below or to such other address as any Party hereto shall notify the other Party hereto from time to time. However, the Parties further agree that each Party shall provide the other Party with notice of execution of this Agreement (along with a copy of the executed Agreement) by facsimile or same-day hand delivery, with confirmation to follow by any of the other foregoing methods.

THIS EXHIBIT HAS BEEN REDACTED AND IS THE A SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST. REDACTED MATERIAL IS MARKED WITH “*” AND BRACKETS AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

Notice to ENZO:	Enzo Biochem, Inc.
527 Madison Avenue. 9th Floor
New York, New York 10022-4304
Attention: Dr. Elazar Rabbani
Fax: (212) 583-0150

Notice to DIGENE:	Digene Corporation
1201 Clopper Road
Gaithersburg, Maryland 20878
Attention: Chief Executive Officer
Fax: (301) 944-7017

Article IX: MISCELLANEOUS

9.1 This Agreement is made under and shall be governed by, and construed and interpreted in accordance with, the laws of the State of Delaware.

9.2 The paragraph headings contained herein are for reference only; such headings are not a part of this Agreement, nor shall they in any way affect the interpretation thereof.

9.3 The express or implied waiver by any Party of any right or breach of any provision of this Agreement shall not constitute a continuing waiver of the same or other provisions of this Agreement.

9.4 The Parties to this Agreement agree that it is the intention of none of them to violate any public policy, statutes, or common laws. However, if any sentence, paragraph, clause or combination of the same is held to be in violation of any state or federal law or otherwise unenforceable by a court from which no appeal is or can be taken, such sentences, paragraphs, clauses, or combinations of the same shall be deleted and the remainder of this Agreement shall remain binding. Promptly following the making of any such deletion, the Parties shall meet and use their best efforts to mutually agree on acceptable language to be added to this Agreement in replacement of the deleted language, which replacement language shall be crafted to come as close as possible to having the same economic effect as the deleted language which it replaces.

9.5 Subject to the terms and conditions herein provided, each of the Parties hereto shall use its best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated hereby. In the event that at any time after this Agreement has become effective, any further action is necessary to carry out its purposes, ENZO and DIGENE or the proper directors or officers of either, as the case may be, shall take all such action without any further consideration therefor.

9.6 This Agreement and the Joint Stipulation and Order of Dismissal with Prejudice are the final and complete understanding of the Parties with respect to the subject matter hereof,

THIS EXHIBIT HAS BEEN REDACTED AND IS THE A SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST. REDACTED MATERIAL IS MARKED WITH “*” AND BRACKETS AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

superseding all prior agreements, understandings and discussions relating thereto. Any modifications or renewal of this Agreement shall be in writing signed by the Parties hereto.

9.7 The Parties to this Agreement may not assign this Agreement in whole or in part without the other Party’s prior written consent, except that without such consent either Party may assign this Agreement to an entity under common control with, controlled by or which comes into the control of either Party, or to a third party which succeeds to all or substantially all of its business to which this Agreement relates. Any and all other assignments or attempted assignments by either party shall be null and void ab initio and shall be without any legal effect.

9.8 This Agreement may be signed by the Parties in separate counterparts, each of which (including a facsimile copy thereof) when so executed shall be deemed an original, and all of which when taken together shall constitute the original Agreement.

9.9 No Party shall originate any publicity, news release or other public announcement, written or oral, relating to this Agreement (including, without limitation, the terms hereof), without the prior written approval of the other Party, which shall not be unreasonably withheld, except (after prior written notice to the other Party) as otherwise required by law or regulation, including, without limitation, the Securities Act of 1933, as amended ( the “Securities Act”), and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations of the Securities and Exchange Commission (the “SEC”) thereunder, but only to the extent necessary to meet the Party’s disclosure obligations thereunder. Neither Party shall object if the other Party makes disclosures in its filings with the SEC regarding this Agreement to satisfy such SEC disclosure obligations, pursuant to the disclosing Party’s good faith belief that it has an obligation to do so. Moreover, nothing in this paragraph or any other part of the Agreement shall preclude either Party from making a public statement (without obtaining prior written consent of the other Party), including a press or news release, limited to the statement that the Litigation has been settled and a license under the patent-in-suit was granted by ENZO to DIGENE under that settlement or which otherwise becomes publicly available as a consequence of the aforementioned required SEC filings. After the initial publication of such publicity, news release or other public announcement, each of the Parties shall be entitled to redisclose such approved information in subsequent publicity, news releases, other public announcements or filings made with the SEC under the Securities Act or the Exchange Act without first obtaining the written approval of the other Party. Should any dispute, controversy or disagreement arise concerning any content of any such publicity, the disputed language shall not be included in any such publicity or otherwise publicly disclosed in any manner unless otherwise required by law or regulation.

9.10 This Agreement shall not constitute an agreement on the part of DIGENE to permit ENZO or any of its Affiliates to use any trademarks, service marks, or trade names of DIGENE. This Agreement shall not constitute an agreement on the part of ENZO to permit DIGENE or any of its Affiliates to use any trademarks, service marks, or trade names of ENZO, except as required to comply with Article X hereof.

THIS EXHIBIT HAS BEEN REDACTED AND IS THE A SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST. REDACTED MATERIAL IS MARKED WITH “*” AND BRACKETS AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

Article X: MARKING

10.1 DIGENE shall mark all Licensed Products in a manner sufficient to satisfy the marking requirements of 35 U.S.C. § 287(a) or any other provisions of U.S. or foreign law. The Parties will work in good faith to negotiate a reasonable period of time for DIGENE to exhaust existing inventories and modify its Licensed Products’ labeling, which shall be no less than six months and only upon approval of the United States Food and Drug Administration to the extent such approval is required.

Article XI: CONFIDENTIALITY

11.1 The Parties agree that each of them shall employ its best efforts to keep the material terms of this Agreement, including, but not limited to, the Running Royalty rates set forth in Article III of this Agreement confidential and not disclose them to any third party, including by each seeking from the SEC permission to maintain such royalty rates as confidential.

Article XII: DISPUTE RESOLUTION

12.1 Except as otherwise indicated in paragraph 7.4 and paragraph 12.2 hereof, if any dispute, controversy or difference arises between the Parties out of, or in connection with, this Agreement, or for the breach thereof, the Parties shall promptly meet and attempt in good faith to resolve such dispute on a mutually agreeable basis. If such dispute, controversy or difference is not resolved or otherwise settled by the Parties within sixty (60) days after one Party has given the other Party written notice of said dispute, controversy or difference, it shall be resolved by litigation in the U.S. District Court for the District of Delaware, which Court the Parties shall stipulate and seek to have retain jurisdiction over the enforcement of this Agreement through provision in the Joint Stipulation of and Order of Dismissal with Prejudice referenced in this Agreement.

12.2 In the event that any dispute, controversy or difference arises between the Parties out of, or in connection with, this Agreement with respect to whether a product offered for sale by DIGENE as of the Effective Date, or not presently offered for sale by DIGENE as of the Effective Date, but which DIGENE offers for sale for the first time at any date subsequent to the Effective Date of this Agreement, is subject to the terms of this Agreement, the Parties shall promptly meet and attempt in good faith to resolve such dispute on a mutually agreeable basis. If such dispute, controversy or difference is not resolved or otherwise settled by the Parties within sixty (60) days after one Party has given the other Party written notice of said dispute, controversy or difference, it shall be resolved by binding arbitration before a panel of three independent arbitrators in accordance with the procedures of the rules governing patent disputes of the American Arbitration Association. The venue for any such arbitration proceeding shall be Wilmington, Delaware. Within sixty (60) days after the Effective Date, the Parties will mutually agree to procedures governing any such arbitration proceeding and include such procedures as an amendment to this Agreement.

THIS EXHIBIT HAS BEEN REDACTED AND IS THE A SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST. REDACTED MATERIAL IS MARKED WITH “*” AND BRACKETS AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

     IN WITNESS WHEREOF, the Parties hereto have caused this Settlement and License Agreement to be executed on October 13, 2004.

ENZO LIFE SCIENCES, INC.
ENZO BIOCHEM, INC.

By: /s/ Elazar Rabbani

Name: Elazar Rabbani
Title: CEO

DIGENE CORPORATION

By: /s/ Evan Jones

Name: Evan Jones
Title: CEO

THIS EXHIBIT HAS BEEN REDACTED AND IS THE A SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST. REDACTED MATERIAL IS MARKED WITH “*” AND BRACKETS AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

EXHIBIT 1

     Licensed Products under this Exhibit 1 to the Agreement are the DIGENE Hybrid Capture 1, Hybrid Capture 2, Hybrid Capture 3 and SHARP products that were accused of infringement in the Litigation (as that term is defined in the Agreement) and all products that DIGENE or its Affiliates have, as of the Effective Date of the Agreement, offered for sale or sold, including test kits, as well as systems, reagents, accessories, consumables, devices and instruments intended for use with same, their methods or means of making, and their methods or means of use embraced by at least one claim of the Licensed Patents.

THIS EXHIBIT HAS BEEN REDACTED AND IS THE A SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST. REDACTED MATERIAL IS MARKED WITH “*” AND BRACKETS AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

EXHIBIT 2

UNITED STATES DISTRICT COURT
FOR THE DISTRICT OF DELAWARE

ENZO LIFE SCIENCES, INC.,

Plaintiff/
Counterclaim Defendant,

v.

DIGENE CORPORATION,

Defendant/	Civil Action No. 02-212-JJF
Counterclaim-Plaintiff,

v.

ENZO BIOCHEM, INC.,

Counterclaim Defendant.

JOINT STIPULATION AND ORDER OF DISMISSAL WITH PREJUDICE

     Plaintiff-Counterclaim Defendant Enzo Life Sciences, Inc., Defendant-Counterclaim-Plaintiff Digene Corporation and Additional Counterclaim Defendant Enzo Biochem, Inc. have agreed to settle all claims arising out of the pleadings in this action, and all actions that could have been raised known or unknown with respect to the accused products, on terms including entry of the following Joint Stipulation and Order of Dismissal with Prejudice and a combined Settlement and License Agreement. Therefore, it is hereby stipulated by the parties and,

THIS EXHIBIT HAS BEEN REDACTED AND IS THE A SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST. REDACTED MATERIAL IS MARKED WITH “*” AND BRACKETS AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

     ORDERED, ADJUDGED and DECREED that:

1.	This Court has jurisdiction over the subject matter of this action and over the parties. Venue is proper in this district.

2.	All claims, counterclaims and defenses brought or raised by any party in this action are dismissed, with prejudice.

3.	Each party shall bear its own costs and attorney fees for this action.

4.	This Court retains jurisdiction over the subject matter of this action and the parties hereto for the purpose of any proceedings to enforce this Joint Stipulation and Order of Dismissal with Prejudice and the Settlement and License Agreement referenced herein.

5.	The parties hereto waive all right to appeal from, or obtain review of, this Joint Stipulation And Order of Dismissal with Prejudice.

IT IS SO ORDERED:

Date:

United States District Judge

THIS EXHIBIT HAS BEEN REDACTED AND IS THE A SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST. REDACTED MATERIAL IS MARKED WITH “*” AND BRACKETS AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

STIPULATED AND AGREED TO:

Dated: October , 2004	Dated: October , 2004

YOUNG, CONAWAY, STARGATT & TAYLOR, LLP	MORRIS, JAMES, HITCHENS & WILLIAMS LLP

Josy W. Ingersoll (No. 1088)	Richard D. Kirk (No. 922)
The Brandywine Building	222 Delaware Avenue, 10th Floor
1000 West Street, 17th Floor	P.O. Box 2306
P.O. Box 391	Wilmington, Delaware 19899
Wilmington, Delaware 19899-0391	(302) 888-6800
(302) 571-6672
Attorneys for:	Attorneys for Defendant/Counterclaim
Plaintiff/Counterclaim Defendant Enzo	Plaintiff Digene Corporation
Life Sciences, Inc., and Additional
Counterclaim Defendant, Enzo Biochem, Inc.

Of Counsel:	Of Counsel:
KENYON & KENYON	PATTON BOGGS LLP
Richard L. DeLucia	Marc R. Labgold, Ph.D.
Paul M. Richter, Jr.	Richard J. Oparil
One Broadway	Kevin M. Bell
New York, New York 10004	8484 Westpark Drive
(212) 425-7200	McLean, Virginia 22102
(703) 744-8000